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Exhibit (11.1) - Statement Re: Computation of Earnings Per Share

                                Three Months Ended          Six Months Ended
                                   September 30               September 30
                                1997           1996        1997          1996
Primary:
Average shares outstanding    4,450,374      4,397,276   4,450,374   4,413,825
Net effect of dilutive stock
options based on treasury
stock method using
average market price             68,333         48,658       68,333     62,650
                              ----------    ----------   ----------   ---------
Average shares outstanding
as adjusted for calculation   4,518,707      4,445,934    4,518,707   4,476,475

Actual net income              $ 127,909      $ 78,970    $ 258,303  $  345,183

Per share amount                  $0.03          $0.02       $0.06       $0.08
                                  =====         ======       =====       =====


Fully diluted:

Actual net income              $ 127,909      $ 78,970   $ 258,303   $  345,183


Average shares outstanding    4,450,374      4,397,276   4,450,374    4,413,825

Net effect of dilutive stock
options-based on treasury
stock method using
ending market price               67,319         30,277     67,319      50,224
                              -----------     ---------  ---------   ---------
Average shares outstanding
as adjusted for calculation    4,517,693      4,427,553   4,517,693  4,465,049
                             ------------     ----------  ---------  ----------
Per share amount                   $.03           $.02       $.06      $ .08
                                   ====           ====       ====      =====





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